EXHIBIT 99.1

MOJO VENTURES INC. ANNOUNCES COMPANY NAME CHANGE TO
MOJO ORGANICS, INC.

New Name Reflects Breadth of Products and Services

NEW YORK – JANUARY 4, 2012 – Mojo Ventures, Inc., (OTCBB: MOJO) (“Mojo” or the “Company”) today announced that it has changed its company name to Mojo Organics, Inc. The goal of the new name is to better reflect the Company’s service offering as a producer and distributor of natural and organic beverages.

“Our new company name reflects Mojo’s position in the organic beverage industry and our dedication to meeting the growing demand for natural and organic products in the consumer marketplace,” said Glenn Simpson, CEO of Mojo Organics, Inc. “Now, to better convey all that we have to offer, we’ve changed our name to Mojo Organics, Inc.”

“Mojo will continue to focus on the development of our Dispensing Cap Technology and Pinch™ low calorie, natural and organic sweetener, as well as other marketing and branding opportunities,” continued Mr. Simpson.
The changes are effective immediately, and all future business activity will be undertaken with the new name. The Company’s stock will continue trading under the “MOJO” ticker symbol on the OTC Bulletin Board (OTCBB) system.

About Mojo Organics, Inc.
Based in New York, Mojo Organics, Inc. engages in the production, distribution, and marketing of natural and organic beverages. The company’s core objective is to promote a healthy and affordable lifestyle for children and adults alike. Mojo has developed a patent-pending bottle cap dispenser that adds nutrients and flavors to beverages at the time of consumption, a technology that ensures full potency of the nutrients. It can also be customized for countless co-branding and segments. Mojo has also developed Pinch™, an organic sweetener which is a replacement for natural and added sugar in beverages, resulting in a low calorie, healthy beverage. Mojo believes that it is well positioned for rapid growth in the fast moving consumer goods market.

Forward-Looking Statements
Certain statements in this news release are forward-looking statements. These statements are subject to risks and uncertainties.  Words such as "expects", "intends", "plans", "proposes", "may", "could", "should", "anticipates", "estimates", "likely", "possible", "potential", "believes" and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information and assumptions of management.  There can be no assurance that the Dispensing Cap Technology and Pinch™ sweetener will be successfully developed and marketed.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to establish the technical and managerial infrastructure, and to raise the required capital, to successfully develop and market its planned products, as well as future economic conditions and competition.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.  The Company disclaims any obligation to update publicly any such forward-looking information, whether as a result of new information, future events or otherwise, other than as expressly required by applicable securities laws.